CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated September 26, 2023, with respect to the financial statements of Allspring Disciplined U.S. Core Fund, Allspring Discovery All Cap Growth Fund, Allspring Discovery Large Cap Growth Fund, Allspring Growth Fund, Allspring Large Cap Core Fund, Allspring Large Cap Growth Fund, Allspring Large Company Value Fund, Allspring Premier Large Company Growth Fund, and Allspring Special Large Cap Value Fund, nine of the funds comprising Allspring Funds Trust, as of July 30, 2023, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
November 20, 2023